Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended February 29, 2012

(Dollars in millions)

February 2012
Domestic Card Metrics(1)
Net principal charge-offs	$173
Average loans held for investment	$53,977
Annualized net charge-off rate(2)	3.84%
30+ day delinquencies	$1,938
Period-end loans held for investment	$53,541
30+ day delinquency rate(3)	3.62%

International Card Metrics(1)
Net principal charge-offs	$38
Average loans held for investment	$8,287
Annualized net charge-off rate(2)	5.43%
30+ day delinquencies	$440
Period-end loans held for investment	$8,380
30+ day delinquency rate(3)	5.25%

Auto Finance Metrics
Net principal charge-offs	$24
Average loans held for investment	$22,517
Annualized net charge-off rate(2)	1.29%
30+ day delinquencies	$1,281
Period-end loans held for investment	$22,830
30+ day delinquency rate(3)	5.61%

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(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by loan category by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by loan category by dividing 30+ day delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

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